Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORSAIR COMPONENTS, INC.

Andrew J. Paul and Frederick M. Gonzalez hereby certify that:

ONE: They are the duly elected and acting President and Secretary, respectively, of Corsair Components, Inc., a Delaware corporation (the “Corporation”). The date of filing of said corporation’s original certificate of incorporation with the Delaware Secretary of State is January 4, 2010.

TWO: This Second Amended and Restated Certificate of Incorporation was approved by a majority of a quorum of the outstanding shares of Common Stock at a meeting of the stockholders and by the Corporation’s board of directors in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

The name of this corporation is Corsair Components, Inc.

ARTICLE II.

The address of the registered office of the corporation in the State of Delaware and the County of Kent is 3500 South Dupont Highway, Dover, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III.

The nature of the business or purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

Section 1.     Reverse Stock Split. Effective upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each five (5) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined and converted, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Reverse Stock Split”). This Reverse Stock Split shall be effected on a certificate-by-certificate basis, and no fractional shares shall be issued as a result of this Reverse Stock Split. In lieu thereof, the Corporation shall pay to each holder of any such fractional share an amount equal to the fair value thereof, as determined in good faith by the Board of Directors. Each certificate that, prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant to this Second Amended and Restated Certificate of Incorporation. All number of shares and all amounts stated on a per share basis contained in this Second Amended and Restated Certificate of Incorporation are stated after giving effect to the Reverse Stock Split and no further adjustment shall be made as a consequence of the Reverse Stock Split.

Section 2.     This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares that the Corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares, all of which shall be Common Stock, par value $0.0001 per share.

ARTICLE V.

A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE IX.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE X.

To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Andrew J. Paul, its President, and attested to by Frederick M. Gonzalez, its Secretary, on April 24, 2012.

CORSAIR COMPONENTS, INC.

By:	/s/ Andrew J. Paul
Name:	Andrew J. Paul
Title:	President

Attest:	/s/ Frederick M. Gonzalez
Name:	Frederick M. Gonzalez
Title:	Secretary

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